AGREEMENT FOR PURCHASE AND SALE
OF REAL PROPERTY AND ESCROW INSTRUCTIONS

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into as of February 22, 2008 (the “Effective Date”), by and between NHP Cypress Station Partnership, LP, a Texas limited partnership (“Seller”) and GRUBB & ELLIS REALTY INVESTORS, LLC, a Virginia limited liability company (“Buyer”), with reference to the following facts:

A.	Seller owns that certain real property commonly known as Cypress Station Medical Office Building, located at 1140 Cypress Station Drive, City of Houston, Harris County, State of Texas, as more particularly described on Exhibit A attached hereto (the “Land”), and such other assets, as more particularly described in this Agreement.

B.	Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Land and the associated assets.

NOW, THEREFORE, in consideration of the mutual covenants, premises and agreements herein contained, the parties hereto do hereby agree as follows:

1. Purchase and Sale.

1.1.	At the “Close of Escrow” (as defined below) Seller hereby agrees to sell and convey to Buyer and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions of this Agreement, all of Seller’s right, title, estate and interest in and to all of the following (collectively, the “Property”):

1.1.1.	The Land;

1.1.2.	All rights, privileges and easements appurtenant to the Land, including, without limitation, all of Seller’s right, title and interest, if any, in minerals, oil, gas and other hydrocarbon substances on the Land, as well as all development rights, air rights, water rights and water stock owned by Seller relating to the Land, and any easements, rights of way or other appurtenances of Seller used in connection with the beneficial use and enjoyment of the Land (collectively, the “Appurtenances”);

1.1.3.	All of Seller’s right, title and interest in all improvements and fixtures located on the Land, including, without limitation, all buildings and structures owned by Seller presently located on the Land, all apparatus, equipment and appliances used in connection with the operation or occupancy of the Land, such as heating, air conditioning, and lighting systems and other facilities used to provide any utility services, refrigeration, ventilation, garbage disposal, or other services on the Land (all of which are collectively referred to as the “Improvements,” and together with the Land, the Appurtenances and the Improvements are collectively referred to herein as the “Real Property”);

1.1.4.	All tangible personal property now or hereafter owned by Seller and located on or in, or used in connection with, the Real Property (the “Personal Property”);

1.1.5.	All leases, licenses and other occupancy agreements together with all associated amendments, modifications, extensions or supplements thereto set forth on Exhibit B attached hereto and any other lease, license or occupancy agreement entered into in accordance with the terms of this Agreement prior to the Close of Escrow (collectively, the “Leases”) with all persons or entities occupying the Real Property or any part thereof pursuant to the Leases (“Tenants”), together with all deposits held in connection with the Leases, including, without limitation, all security deposits, prepaid rent, guaranties, letters of credit and other similar charges and credit enhancements providing additional security for the Leases, as set forth on Exhibit C attached hereto;

1.1.6.	To the extent assignable, all intangible personal property now or hereafter owned by Seller and used in the ownership, use, operation, occupancy, maintenance or development of the Real Property and Personal Property, including, without limitation (i) all licenses, permits, certificates, approvals, authorizations and other entitlements issued (the “Permits”); (ii) all reports, test results, environmental assessments, surveys, plans, specifications (the “Plans”); (iii) all warranties and guaranties from manufacturers, contractors, subcontractors, suppliers and installers (“Warranties”); (iv) all trade names, trademarks, service marks, building and property names and building signs used in connection with the Real Property, including the name “Cypress Station” and all variations thereof (the “Tradenames”); (v) all telephone numbers, domain names, e-mail addresses and other means of contact utilized in connection with the Real Property; and (vi) all other intangible property related to the Real Property (collectively the “Intangible Property”);

1.1.7.	All assignable equipment leases, service, utility, supply, maintenance, and concession contracts, agreements and other continuing contractual obligations affecting the use, operation, maintenance, development and repair of the Real Property or the Personal Property which shall extend beyond the date of Closing and which the Buyer elects to assume (the “Contracts”).

2. Purchase Price. The total Purchase Price of the Property shall be Eleven Million Two Hundred Thousand and No/100 Dollars ($11,200,000.00) (“Purchase Price”), and payable as follows:

2.1.	Deposit/Further Payments.

2.1.1.	Within three (3) business days following the date a fully executed original of this Agreement is received by the Escrow Holder, as defined below (the date the fully executed original of this Agreement is received by the Escrow Holder shall hereinafter be referred to as the “Effective Date”), Buyer shall deposit into Escrow (hereinafter defined) the amount of Three Hundred Thousand and No/100 Dollars ($300,000.00) (the “Deposit”), in the form of a wire transfer payable to Land America Title Company, 915 Wilshire Blvd., Suite 2100, Los Angeles, California 90017, Attn: Lois McCauley (“Escrow Holder”). Escrow Holder shall place the Deposit into an interest bearing money market account at a bank or other financial institution reasonably satisfactory to Buyer, and interest thereon shall be credited to Buyer’s account and shall be deemed to be part of the Deposit.

2.1.2.	On or before Close of Escrow, Buyer shall deposit with the Escrow Holder to be held in Escrow the balance of the Purchase Price, in immediately available funds by wire transfer made payable to Escrow Holder.

2.1.3.	Escrow Holder shall deposit the Deposit in a non-commingled trust account and shall invest the Deposit in an insured, interest bearing money market accounts, certificates of deposit, United States Treasury Bills or such other instruments as directed by Buyer and reasonably acceptable to Seller and interest thereon shall be credited to Buyer’s account and deemed to be part of the Deposit. In the event of the consummation of the purchase and sale of the Property as contemplated hereunder, the Deposit shall be paid to Seller and credited against the Purchase Price at the “Close of Escrow” (as defined below). In the event the sale of the Property is not consummated because of the termination of this Agreement by Buyer in accordance with any right to so terminate provided herein, or the failure of any Buyer’s Conditions (as defined below), or for any other reason, except for a default by Buyer under Section 13.2, then the Deposit shall be immediately and automatically paid over to Buyer without the need for any further action by either party hereto. In the event the sale of the Property is not consummated because of a default by Buyer under Section 13.2, the Deposit shall be promptly paid to and retained by Seller in accordance with Section 13.2.

3. Title to Property.

3.1.	Title Insurance.

Seller will, at Seller’s sole expense, cause Land America Title Company (the “Title Company”) to issue a basic Owner’s Policy of Title Insurance (the “Title Policy”) for and on behalf of Buyer in the total amount of the Purchase Price and obtainable at standard rates insuring good, indefeasible and insurable title in and to the Real Property, subject to the Permitted exceptions (defined below). The Title Policy shall contain such endorsements as Buyer may reasonably require (the “Endorsements”). The Title Policy shall not contain any of the following exceptions to title (the “Pre-Disapproved Exceptions”): all labor, materialmens and mechanics liens, mortgages, deeds of trust, and other monetary encumbrances, assessments and/or indebtedness, except for the current installment of non-delinquent real property taxes and assessments payable as part of the real property tax bill.

3.2.	Procedure for Approval of Title.

Buyer acknowledges that it has already received a preliminary title report for the Real Property (the “Commitment”) together with legible copies of all items identified as exceptions therein (the “Title Documents”). Buyer shall have thirty (30) days following the later of (a) the Effective Date; and (b) the receipt of the later of the Title Documents and the “Survey” (as defined in Section 4.1.1) to review and approve, in writing, the condition of the title to the Real Property (“Title Review Period”). If the Title Documents or the Survey reflect or disclose any defect, exception or other matter affecting the Real Property (“Title Defects”) that is unacceptable to Buyer, then Buyer shall provide Seller with written notice of Buyer’s objections no later than the conclusion of the Title Review Period; provided, however, if Buyer shall fail to notify Seller in writing within the Title Review Period either that the condition of title is acceptable or of any specific objections to the state of title to the Real Property, then Buyer shall be deemed to have waived objection to all exceptions to title or other conditions or matters which are shown on the Survey or described in the Title Documents. Seller may, at its sole option, elect, by written notice given to Buyer within seven (7) days following the conclusion of the Title Review Period (“Seller’s Notice Period”), to cure or remove the objections made by Buyer; provided, however, Seller shall in no event have the obligation to cure any objections. The failure of Seller to deliver written notice electing to cure any or all such objected to exceptions during the Seller’s Notice Period shall be deemed an election by Seller not to cure such exceptions. Should Seller elect to attempt to cure or remove any objection, Seller shall have fifteen (15) days from the conclusion of the Title Review Period (“Cure Period”) in which to accomplish the cure. In the event Seller elects (or is deemed to have elected) not to cure or remove any objection, or in any event Seller fails to cure or remove any objection which Seller agrees to cure within the Cure Period, then Buyer shall be entitled, as Buyer’s sole and exclusive remedies, either to (i) terminate this Agreement and obtain a refund of the Deposit or (ii) waive any objections that Seller has not elected to cure and close this transaction as otherwise contemplated herein. The failure of Buyer to provide written notice to Seller within ten (10) days following the expiration of the Seller’s Notice Period waiving any objections Seller has not elected to cure shall be deemed an election by Buyer to terminate this Agreement. Any exceptions to title accepted or deemed accepted by Buyer pursuant to the terms of this Section shall be deemed “Permitted Exceptions.” If at anytime prior to the Close of Escrow, Buyer receives an update or supplement to the Commitment or Survey and such update or supplement discloses one or more Title Defects that are not Permitted Exceptions (in each case, a “New Title Defect”) and any New Title Defect is unacceptable to Buyer, Buyer may, within three (3) business days after receiving such update or supplement to the Commitment or Survey, as the case may be, deliver to the Seller another written notice of Buyer’s objections with respect to any New Title Defect only and the process described in this Section shall apply thereto.

4. Due Diligence Items.

4.1.	Seller shall, within three (3) days after the Effective Date (the “Delivery Date”), deliver to Buyer each of the following to the extent the same exists and is in Seller’s possession (collectively, the “Due Diligence Items”):

4.1.1.	Seller’s existing survey of the Property (the “Survey”);

4.1.2.	Copies of all Leases presently in effect with respect to the Real Property, together with any amendments or modifications thereof;

4.1.3.	A “Rent Roll” with respect to the Real Property for the calendar month immediately preceding the Effective Date, showing with respect to each Tenant of the Real Property: (1) the name of the Tenant, (2) the number of rentable square feet in Tenant’s premises as set forth in Tenant’s Lease, (3) the current monthly base rental payable by such Tenant, (4) the term of the Lease, (5) any available options for the Tenant under the Lease; and (6) the amount of any security deposit;

4.1.4.	A Rent Roll current as of December, 2006, 2007 and 2008 year to date;

4.1.5.	An aging report showing, with respect to each Tenant of the Real Property, the date through which such Tenant has paid rent and a Tenant by Tenant monthly aging report for the period of Seller’s ownership of the Property;

4.1.6.	Copies of all contracts, including, without limitation, service contracts, warranties, management, maintenance, leasing commission or other agreements affecting the Property;

4.1.7.	All site plans, leasing plans, as-built plans, drawings, environmental, mechanical, electrical, structural, soils and similar reports and/or audits and plans and specifications relative to the Real Property in the possession of Seller, if any;

4.1.8.	True and correct copies of the real estate and personal property tax statements covering the Property or any part thereof for each of the two (2) years prior to the current year and, if available, for the current year;

4.1.9.	A schedule of all current or pending litigation with respect to the Real Property or any part thereof, if any, or otherwise with respect to Seller that might have a material adverse effect on Seller’s ability to perform hereunder, together with a brief description of each such proceeding;

4.1.10.	Operating statements for the Real Property for the two prior calendar years and the current year to date, or if shorter, for any periods during which Seller was owner of the Real Property;

4.1.11.	Copies of Tenant files and records relating to the ownership and operation of the Real Property;

4.1.12.	An inventory of all personal property located on the Real Property which is used in the maintenance of the Real Property or stored for future use with the Real Property;

4.1.13.	Intentionally Deleted;

4.1.14.	Copies of utility bills for the Real Property for the two prior calendar years and the current year to date or if shorter, for any periods during which the Seller was the owner of the Property;

4.1.15.	A report from a licensed pest control contractor regarding the presence on the Real Property of dry rot or termite infestation;

4.1.16.	A report from a licensed HVAC contractor concerning the condition of HVAC equipment and its capacity to service the Real Property;

4.1.17.	An Environmental Impact Report for the Real Property; and

4.1.18.	A report from a licensed roofer concerning the water-proofness and condition of the roof for the Real Property.

5. Inspections.

5.1.	Procedure; Indemnity.

Buyer, at its sole expense, shall have the right to conduct feasibility, environmental, engineering and physical studies of the Real Property at any time from and after Effective Date and for a period of twenty-one (21) days thereafter (the “Due Diligence Period”); provided, however, if the Due Diligence Items are not delivered on the Delivery Date, Buyer may, by written notice delivered prior to the conclusion of the original Due Diligence Period, extend the Due Diligence Period for a period equal to the associated delay in delivery of such materials beyond the Delivery Date. Buyer and its duly authorized agents or representatives shall be permitted to enter upon the Real Property at all reasonable times during the Due Diligence Period in order to conduct tenant interviews, engineering studies, soil tests and any other inspections and/or tests that Buyer may deem necessary or advisable (collectively, the “Inspections”). Notwithstanding the above, Buyer shall not conduct any invasive testing (such as a Phase II environmental inspection) without the prior written approval of Seller, which approval shall not be unreasonably withheld. Buyer shall also give Seller at least twenty-four (24) hours prior notice via electronic mail before accessing the Property and shall use its reasonable efforts to minimize disturbance to the tenants at the Property during any Inspections. Buyer shall promptly return the Property to the same condition following any Inspections. Buyer agrees to promptly discharge any liens that may be imposed against the Real Property as a result of Buyer’s Inspections and to defend, indemnify and hold Seller harmless from all claims, suits, losses, costs, expenses (including without limitation court costs and attorneys’ fees), liabilities, judgments and damages (collectively, “Claims”) incurred by Seller as a result of any Inspections performed by Buyer. The obligations in this Section shall survive Closing or the termination of this Agreement.

5.2.	Approval.

5.2.1.	Buyer shall have until the conclusion of the Due Diligence Period (as the same may be extended in accordance with the terms of Section 5.1 above) to approve or disapprove of the Inspections and the Due Diligence Items enumerated in Section 4. If Buyer shall fail to deliver a written notice to Seller and Escrow Holder within the Due Diligence Period approving the condition of the Real Property this Agreement shall thereupon be automatically terminated, Buyer shall not be entitled to purchase the Real Property, Seller shall not be obligated to sell the Real Property to Buyer and the parties shall be relieved of any further obligation to each other with respect to the Real Property. Upon termination, Escrow Holder shall, without any further action required from any party, return all documents and funds, including the Deposit, to the parties who deposited same and no further duties shall be required of Escrow Holder.

5.2.2.	Notwithstanding anything to the contrary contained herein, Buyer hereby agrees that in the event this Agreement is terminated for any reason, then Buyer shall promptly and at its sole expense return to Seller all Due Diligence Items which have been delivered by Seller to Buyer in connection with Buyer’s inspection of the Real Property within one (1) business day following the termination of this Agreement

5.2.3.	On or before the expiration of the Due Diligence Period, the Buyer may deliver written notice to the Seller (the “Contracts Notice”) specifying any Contracts with respect to which Buyer requires Seller deliver notices of termination at the Closing (the “Terminated Contracts”) whereupon the Terminated Contracts shall not be assigned to, or assumed by, the Buyer. To the extent that any such Terminated Contract requires payment of a penalty or premium for cancellation, the Seller shall be solely responsible for the payment of any such cancellation fees or penalties. If the Buyer fails to deliver the Contracts Notice on or before the expiration of the Due Diligence Period, there shall be no Terminated Contracts and the Buyer shall assume all Contracts set forth on Exhibit D at the Closing. Notwithstanding anything to the contrary set forth in this section, prior to the Closing Date the Seller shall terminate any and all management contracts pertaining to the Property.

5.3.	As-Is, Where-Is.

THIS AGREEMENT IS AN ARMS-LENGTH AGREEMENT BETWEEN THE PARTIES. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SPECIFICALLY PROVIDED HEREIN, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO: (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON; (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES, OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; OR (F) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. WITHOUT LIMITING THE FOREGOING, AND EXCEPT AS PROVIDED HEREIN, SELLER DOES NOT AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY REGARDING THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS ON, UNDER OR ABOUT THE PROPERTY OR THE COMPLIANCE OR NONCOMPLIANCE OF THE PROPERTY WITH THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, THE SUPERFUND AMENDMENT AND REAUTHORIZATION ACT, THE RESOURCE CONSERVATION RECOVERY ACT, THE FEDERAL WATER POLLUTION CONTROL ACT, THE FEDERAL INSECTICIDE, FUNGICIDE AND RODENTICIDE ACT, THE CLEAN WATER ACT, THE CLEAN AIR ACT, THE TEXAS NATURAL RESOURCES AND ADMINISTRATIVE CODES, THE TEXAS WATER CODE, THE TEXAS SOLID WASTE DISPOSAL ACT, THE TEXAS HAZARDOUS SUBSTANCES SPILL PREVENTION AND CONTROL ACT, ANY SO CALLED FEDERAL, STATE OR LOCAL “SUPERFUND” OR “SUPERLIEN” STATUTE, OR ANY OTHER STATUTE, LAW, ORDINANCE, CODE, RULE, REGULATION, ORDER OR DECREE REGULATING, RELATING TO OR IMPOSING LIABILITY (INCLUDING STRICT LIABILITY) OR STANDARDS OF CONDUCT CONCERNING ANY HAZARDOUS MATERIALS. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT, BEING GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, BUYER WILL BE PURCHASING THE PROPERTY PURSUANT TO ITS INDEPENDENT EXAMINATION, STUDY, INSPECTION AND KNOWLEDGE OF THE PROPERTY, AND BUYER IS RELYING UPON ITS OWN DETERMINATION OF THE VALUE OF THE PROPERTY AND USES TO WHICH THE PROPERTY MAY BE PUT. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE AND WILL NOT BE OBLIGATED TO MAKE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND, EXCEPT AS PROVIDED HEREIN, SELLER MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. THE PARTIES AGREE THAT THIS PROVISION WAS A SUBSTANTIAL FACTOR IN DETERMINING THE PURCHASE PRICE OF THE PROPERTY, AND THAT THE ACKNOWLEDGMENTS AND AGREEMENTS OF BUYER SET FORTH IN THIS PARAGRAPH SHALL SURVIVE THE CLOSING AND SHALL NOT BE MERGED THEREIN.

6. Escrow.

6.1.	Opening.

Purchase and sale of the Property shall be consummated through an escrow (“Escrow”) to be opened with Escrow Holder within two (2) business days after the execution of this Agreement by Seller and Buyer. This Agreement shall be considered as the Escrow instructions between the parties, with such further consistent instructions as Escrow Holder shall require in order to clarify its duties and responsibilities. If Escrow Holder shall require further Escrow instructions, Escrow Holder may prepare such instructions on its usual form. Such further instructions shall, so long as not inconsistent with the terms of this Agreement, be promptly signed by Buyer and Seller and returned to Escrow Holder within three (3) business days of receipt thereof. In the event of any conflict between the terms and conditions of this Agreement and any further Escrow instructions, the terms and conditions of this Agreement shall control.

6.2.	Close of Escrow.

For purposes of this Agreement, the “Close of Escrow” shall be defined as the date the Deed is delivered to Buyer and the Purchase Price is paid and released to Seller. The Close of Escrow shall occur on the date that is thirty (30) days after the expiration of the Due Diligence Period (as such period may be extended pursuant to Section 5.1 hereof); or on such other date mutually approved in writing by Seller and Buyer (the “Closing Date”); provided, however, that Buyer shall have the right to set the Closing Date at any date prior to the thirty (30) days after the expiration of the Due Diligence Period without Seller’s consent within ten (10) days’ notice to Seller. In no event shall the Closing Date occur after March 31, 2008. The foregoing notwithstanding, Buyer may, at Buyer’s election, and upon payment of Fifty Thousand and No/100 Dollars ($50,000.00) (the “Extension Deposit”) to Escrow Holder, extend the Close of Escrow for thirty (30) days. In the event an Extension Deposit is paid to Escrow Holder, all references to the Deposit in this Agreement shall include the Extension Deposit.

6.3.	Buyer Required to Deliver. On or before the Close of Escrow, Buyer shall deliver to Escrow the following:

6.3.1.	In accordance with Section 2, the Deposit;

6.3.2.	On or before Close of Escrow, by 5:00 p.m. (Eastern Time) of the Closing Date, the balance of the Purchase Price; provided, however that Buyer shall not be required to deposit the balance of the Purchase Price into Escrow until Buyer has been notified by Escrow Holder that (i) Seller has delivered to Escrow each of the documents and instruments to be delivered by Seller in connection with Buyer’s purchase of the Property, (ii) Title Company has committed to issue and deliver the Title Policy to Buyer, and (iii) the only impediment to Close of Escrow is delivery of such amount by or on behalf of Buyer;

6.3.3.	On or before Close of Escrow, such other documents as the Title Company may require from Buyer in order to issue the Title Policy;

6.3.4.	Two (2) originals of an Assignment and Assumption Agreement in the form attached hereto as Exhibit E (the “Assignment Agreement”), duly executed by Buyer assigning all of Seller’s right, title and interest in and to the Leases, Personal Property, Contracts, which Buyer elects to assume, and Permits from and after the Close of Escrow to Buyer; and

6.3.5.	Such other documents as may be required by this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement, provided that such documents shall not increase Buyer’s liability or result in a material expense to Buyer.

6.4.	Seller Required to Deliver.

6.4.1.	No later than one (1) business day prior to the Close of Escrow (unless an earlier date is specified), Seller shall deliver to Escrow Holder the following:

(a)	One (1) original Warranty Deed in the form attached hereto as Exhibit F (the “Deed”), duly executed and acknowledged by Seller and in proper form for recording, conveying fee title to the Real Property to Buyer;

(b)	Two (2) original Assignment Agreements, duly executed by Seller, assigning all of Seller’s right, title and interest in and to the Leases, Personal Property, Contracts, which Buyer elects to assume, and Permits to Buyer from and after the Close of Escrow;

(c)	One (1) original certification as to Seller’s non-foreign status which complies with the provisions of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, any regulations promulgated thereunder, and any revenue procedures or other officially published announcements of the Internal Revenue Service or the U.S. Department of the Treasury in connection therewith (the “FIRPTA”);

(d)	A certificate, in the form required by the State of Texas, duly executed by Seller under penalty of perjury, certifying that the Seller is exempt from the requirement to withhold taxes in connection with the sale of the Property, or alternatively, such taxes will be withheld and paid to the Title Company for disbursement to the State of Texas, in accordance with Texas law.

(e)	One (1) original letter, in a form acceptable to Buyer and in compliance with Section 93.007 of the Texas Property Code, duly executed by Seller, advising the tenants under the Leases of the change in ownership of the Real Property;

(f)	No later than ten (10) days prior to Close of Escrow, Tenant’s estoppel certificates as required by and provided for in Section 9.1.6 and “SNDA,” as defined in, required by and provided for in Section 9.1.6;

(g)	Such other documents and instruments, executed and properly acknowledged by Seller, if applicable, as Title Company may require from Seller in order to issue the Title Policy;

(h)	Such other documents as may be required by this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement, provided that such documents shall not increase Seller’s liability or result in a material expense to Seller;

(i)	A current Rent Roll certified by the Seller to its knowledge as being true and accurate as of the Closing Date; and

(j)	Intentionally Deleted.

6.4.2.	Within one (1) business day of the Close of Escrow, Seller shall deliver to Buyer the following:

(a)	All keys to all buildings and other improvements located on the Real Property, combinations to any safes thereon, and security devices therein in Seller’s possession;

(b)	A letter from Seller addressed to each Tenant informing such Tenant of the change in ownership in compliance with Section 93.007 of the Texas Property Code;

(c)	The original Leases, Contracts and Permits; and

(d)	All records and files relating to the management or operation of the Real Property, including, without limitation, all insurance policies, all service contracts, all tenant files (including correspondence), property tax bills, and all calculations used to prepare statements of rental increases under the Leases and statements of common area charges, insurance, property taxes and other charges which are paid by Tenants of the Real Property.

6.5.	Buyer’s Costs.

Buyer shall pay the following:
	6.5.1.	One-half (1/2) of Escrow Holder’s fee, costs and expenses;

6.5.2.	The cost of any Survey updates and any endorsements, deletions to the Title Policy

6.5.3.	Buyer’s attorneys’ fees; and

6.5.4.	All other costs customarily borne by buyers of real property in Harris County, Texas.

6.6.	Seller’s Costs.

Seller shall pay the following:
	6.6.1. 6.6.2. 6.6.3.	One-half (1/2) of Escrow Holder’s fees, costs and expenses; The cost of recording the Deed; Seller’s attorney fees;

6.6.4.	Recording fees for the conveyance deed, or any other document(s) required by the Title Company in order to release Title Defects or New Title Defects;

6.6.5. 6.6.6. 6.6.7.	Escrow Holder basic premium for the Title Policy Intentionally Deleted; Intentionally Deleted;

6.6.8.	All costs associated with removing any debt encumbering the Real Property; and

6.6.9.	All other costs customarily borne by sellers of real property in Harris County, Texas.

6.7.	Prorations.

6.7.1.	Items to be Prorated. The following shall be prorated between Seller and Buyer as of the Close of Escrow with the Buyer being deemed the owner of the Property as of the Close of Escrow:

(a) Taxes and Assessments. All non-delinquent real property taxes, assessments and other governmental impositions of any kind or nature, including, without limitation, any special assessments or similar charges (collectively, “Taxes”), which relate to the tax year within which the Closing occurs based upon the actual number of days in the tax year. With respect to any portion of the Taxes which are payable by any Tenant directly to the authorities, no proration or adjustment shall be made. The proration for Taxes shall be based upon the most recently issued tax bill for the Property. If the most recent tax bill is not for the current tax year, then the parties shall reprorate within thirty (30) days of the receipt of the tax bill for the current tax year. Upon the Close of Escrow and subject to the adjustment provided above, Buyer shall be responsible for real estate taxes and assessments on the Property payable from and after the Close of Escrow. In no event shall Seller be charged with or be responsible for any increase in the taxes or assessments on the Property resulting from the sale of the Property or from any improvements made or leases entered into after the Close of Escrow. With respect to all periods for which Seller has paid Taxes, Seller hereby reserves the right to institute or continue any proceeding or proceedings for the reduction of the assessed valuation of the Property, and, in its sole discretion, to settle the same. Seller shall have sole authority to control the progress of, and to make all decisions with respect to, such proceedings but shall provide Buyer with copies of all communications with the taxing authorities. All net tax refunds and credits attributable to any period prior to the Close of Escrow which Seller has paid or for which Seller has given a credit to Buyer shall belong to and be the property of Seller, provided, however, that any such refunds and credits that are the property of Tenants under Leases shall be promptly remitted by Seller directly to such Tenants or to Buyer for the credit of such Tenants. All net tax refunds and credits attributable to any period subsequent to the Close of Escrow shall belong to and be the property of Buyer. Buyer agrees to cooperate with Seller in connection with the prosecution of any such proceedings and to take all steps, whether before or after the Close of Escrow, as may be necessary to carry out the intention of this subsection, including the delivery to Seller, upon demand, of any relevant books and records, including receipted tax bills and cancelled checks used in payment of such taxes, the execution of any and all consent or other documents, and the undertaking of any acts necessary for the collection of such refund by Seller. Buyer agrees that, as a condition to the transfer of the Property by Buyer, Buyer will cause any transferee to assume the obligations set forth herein.

(b) Rents. Buyer will receive a credit at closing for all rents collected by Seller prior to the Closing and allocable to the period from and after the Close of Escrow based upon the actual number of days in the month. No credit shall be given the Seller for accrued and unpaid rent or any other non-current sums due from Tenants until these sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not sue to evict any tenants or terminate any Leases. Buyer shall cooperate with Seller after Closing to collect any rent under the Leases which has accrued as of the Closing; provided, however, Buyer shall not be obligated to sue any Tenants or exercise any legal remedies under the Leases or to incur any expense over and above its own regular collection expenses. All payments collected from Tenants after Closing shall first be applied to the month in which the Closing occurs, then to any rent due to Buyer for the period after Closing and finally to any rent due to Seller for the period prior to Closing; provided, however, notwithstanding the foregoing, if Seller collects any payments from Tenants after Closing through its own collection efforts, Seller may first apply such payments to rent due the Seller for the period prior to Closing.

(c) CAM Expenses. To the extent that Tenants are reimbursing the landlord for common area maintenance and other operating expenses (collectively, “CAM Charges”), CAM Charges shall be prorated at Closing and again subsequent to Closing, as of the date of Closing on a lease-by-lease basis with each party being entitled to receive a portion of the CAM Charges payable under each Lease for the CAM Lease Year in which Closing occurs, which portion shall be equal to the actual CAM Charges incurred during the party’s respective periods of ownership of the Property during the CAM Lease Year. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM Charges are owed under each Lease. Five (5) days prior to Closing the Seller shall submit to Buyer an itemization of its actual CAM Charges operating expenses through such date and the amount of CAM Charges received by the Seller as of such date, together with an estimate of CAM Charges to be incurred to, but not including, the Close of Escrow. In the event that the Seller has received CAM Charges payments in excess of its actual CAM Charges operating expenses, the Buyer shall be entitled to receive a credit against the Purchase Price for the excess. In the event that the Seller has received CAM Charges payments less than its actual CAM Charges operating expenses, to the extent that the Leases provide for a “true up” at the end of the CAM Lease Year, the Seller shall be entitled to receive any deficit but only after the Buyer has received any true up payment from the Tenant. Upon receipt by either party of any CAM Charge true up payment from a Tenant, the party receiving the same shall provide to the other party its allocable share of the “true up” payment within five (5) days of the receipt thereof.

To assist the Buyer in preparing “true up” reconciliation at the end of the CAM Lease Year, the Seller shall deliver to the Buyer at Closing records of all of the Seller’s CAM Charge expenditures.

(d) Operating Expenses. All operating expenses (including all charges under the service contracts and agreements assumed by Buyer) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Close of Escrow occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Close of Escrow and the number of days in the Current Billing Period from and after the Close of Escrow, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Close of Escrow, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.

(e) Security Deposits; Prepaid Rents. All deposits, including, without limitation, all prepaid rentals, damage, and other tenant charges and security deposits (including any portion thereof which may be designated as prepaid rent) under Leases, if and to the extent that such deposits are in Seller’s actual possession or control and have not been otherwise applied by Seller to any obligations of any Tenants under the Leases and any interest earned thereon which by law or the terms of the Leases could be required to be paid or refunded to Tenants, shall be assigned to Buyer and either delivered to Buyer or, at Buyer’s option, credited to Buyer against the Purchase Price, and upon the Closing, Buyer shall assume full responsibility for all security deposits to be refunded to the Tenants under the Leases (to the extent the same are required to be refunded by the terms of such Leases or applicable). In the event that any security deposits are in a form other than cash (the instrument constituting such security deposits shall be known as, the “Non-Cash Security Deposits”), Seller will, at Closing cause Buyer to be named as beneficiary under the Non-Cash Security Deposits. Buyer will not receive a credit against the Purchase Price for such security deposits. In the event that Buyer cannot be named the beneficiary under the Non-Cash Security Deposits as of the Closing Date, a cash escrow equal to the amount of the Non-Cash Security Deposit will be established at the Close of Escrow until the Non-Cash Security Deposits are reissued in Buyer’s name. Prior to such time of reissue, Buyer shall be entitled to draw from such cash escrow in the event the terms of the relevant lease entitle the Buyer, as landlord, to draw on the Non-Cash Security Deposit.

(f) Leasing Costs. Seller shall receive a credit at the Closing for all leasing costs, including tenant improvement costs and allowances, and its pro-rata leasing commissions, previously paid by Seller in connection with any Lease or modification to an existing Lease which was entered into after the Effective Date and which is approved or deemed approved by Buyer pursuant to this Agreement, which approval included approval of the tenant improvement costs. The Seller’s pro-rata share shall be equal to a fraction which has as its numerator the number of months left in the base term of the Lease after the Close of Escrow and which has as its denominator the number of months in the base term of the Lease. Seller shall pay for all tenant improvement allowances and leasing commissions with respect to the premises leased as of the Effective Date by the Tenants pursuant to the Leases in effect as of the Effective Date, to the extent that such improvement allowances and leasing commissions are unpaid as of the Close of Escrow.

(g) Percentage Rent. Any percentage rents due or paid under any of the Leases (“Percentage Rent”) shall be prorated between Buyer and Seller outside of Closing as of the Close of Escrow on a Lease-by-Lease basis, as follows; (a) Seller shall be entitled to receive the portion of the Percentage Rent under each Lease for the Lease Year in which Closing occurs, which portion shall be the ratio of the number of days of said Lease Year in which Seller was Landlord under the Lease to the total number of days in the Lease Year, and (b) Buyer shall receive the balance of Percentage Rent paid under each Lease for the Lease Year. As used herein, the term “Lease Year” means the twelve (12) month period as to which annual Percentage Rent is owed under each Lease. Upon receipt by either Buyer or Seller of any gross sales reports (“Gross Sales Reports”) and any full or partial payment of Percentage Rent from any tenant of the Property, the party receiving the same shall provide to the other party a copy of the Gross Sales Report and a check for the other party’s prorata share of the Percentage Rent within five (5) days of the receipt thereof. In the event that the Tenant only remits a partial payment, then the amount to be remitted to the other party shall be its prorata share of the partial payment. Nothing contained herein shall be deemed or construed to require either Buyer to Seller to pay to the other party its prorata share of the Percentage Rent prior to receiving the Percentage Rent from the Tenant, and the acceptance or negotiation of any check for Percentage Rent by either party shall not be deemed a waiver of that party’s right to contest the accuracy or amount of the Percentage Rent paid by the Tenant.

6.7.2.	Calculation; Reproration. Seller shall prepare and deliver to Buyer no later than three (3) business days prior to the Closing Date an estimated closing statement which shall set forth all costs payable, and the prorations and credits provided for in this Agreement and to the extent Seller does not timely deliver the estimated closing statement to Buyer, Buyer shall have the right, but not the obligation, to extent the Closing Date by the number of days Seller is delinquent in delivering such estimated closing statement to Buyer. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. Buyer shall notify Seller within two (2) days after its receipt of such estimated closing statement of any items which Buyer disputes, and the parties shall attempt in good faith to reconcile any differences not later than one (1) day before the Close of Escrow. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties (which shall not be withheld if prepared in accordance with this Agreement) shall be referred to herein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Close of Escrow (except with respect to CAM Charges and Taxes, in which case such adjustment shall be made within thirty (30) days after the information necessary to perform such adjustment is available), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.

6.7.3.	Items Not Prorated. Seller and Buyer agree that (a) on the Close of Escrow, the Property will not be subject to any financing arranged by Seller; (b) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Close of Escrow; and (c) utilities, including telephone, electricity, water and gas, shall be read on the Close of Escrow and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Close of Escrow, including the posting of any required deposits and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Close of Escrow, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in Section 6.7.2 above.

6.7.4.	Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section.

6.7.5.	Survival. This Section shall survive the Close of Escrow.

6.8.	Determination of Dates of Performance.

Promptly after delivery to Buyer of the Title Documents, Escrow Holder shall prepare and deliver to Buyer and Seller a schedule which shall state each of the following dates:

6.8.1.	The Effective Date pursuant to Section 2.1.1;

6.8.2.	The date of receipt of the Title Documents by Buyer;

6.8.3.	The date by which title must be approved by Buyer pursuant to Section 3.2;

6.8.4.	The Delivery Date pursuant to Section 4.1;

6.8.5.	The date by which the Inspections and Due Diligence Items must be approved by Buyer pursuant to Section 3.2;

6.8.6.	The date by which the amounts described in Section 2 must be deposited by Buyer, for which determination Escrow Holder shall assume satisfaction of the condition expressed in Section 2 on the last date stated for its satisfaction; and

6.8.7.	The date of Close of Escrow pursuant to Section 6.2.

If any events which determine any of the aforesaid dates occur on a date other than the date specified or assumed for its occurrence in this Agreement, Escrow Holder shall promptly redetermine as appropriate each of the dates of performance in the aforesaid schedule and notify Buyer and Seller of the dates of performance, as redetermined.

7. Seller Representations, Warranties, and Covenants.

7.1.	Representations and Warranties.

Seller hereby represents and warrants, as of the date hereof and as of the Close of Escrow by appropriate certificate to Buyer as follows:

7.1.1.	Organization and Authorization. Seller is a limited partnership duly formed and validly existing under the laws of the State of Texas. Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which Seller is a party or otherwise bound. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

7.1.2.	No Conflicting Agreements. The execution and delivery by Seller of, and the performance of and compliance by Seller with, the terms and provisions of this Agreement, do not (1) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, Seller’s Articles of Incorporation, By-Laws, or any other agreement or instrument to which Seller is a party or by which all or any part of the Property is bound, (2) violate any restriction, requirement, covenant or condition to which all or any part of the Property is bound, (3) to the knowledge of Seller, constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance or rule applicable to Seller or the Property, (4) constitute a violation of any judgment, decree or order applicable to Seller or specifically applicable to the Property, or (5) require the consent, waiver or approval of any third party.

7.1.3.	Title. To Seller’s knowledge, Seller has good and marketable title to the Real Property, subject to the Permitted Exceptions. There are no outstanding rights of first refusal, rights of reverter or options relating to the Real Property or any interest therein other than as disclosed. To Seller’s knowledge, there are no unrecorded or undisclosed documents or other matters which affect title to the Real Property. Subject to the Leases, Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Real Property, without material complaint or objection by any person.

7.1.4.	FIRPTA. Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

7.1.5.	Employees. There are no on-site employees of Seller at the Real Property, and following the Close of Escrow, Buyer shall have no obligation to employ or continue to employ any individual employed by Seller or its affiliates in connection with the Real Property.

7.1.6.	Litigation. Except as set forth on any schedule of litigation delivered pursuant to Section 4.1.9, there are no actions, suits or proceedings pending, or to Seller’s knowledge, threatened against Seller and affecting any portion of the Real Property, at law or in equity, or before or by any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign.

7.1.7.	Compliance with Laws and Environmental Conditions. Except as expressly set forth in the Due Diligence Items, Seller has not received any written notice from any governmental or quasi-governmental authority of any violations of any applicable federal, state or local laws, statutes, rules, regulations, ordinances, orders or requirements (collectively, “Laws”) noted or issued by any governmental authority having jurisdiction over or affecting the Property, including, without limitation, Laws relating to “Hazardous Materials”. For purposes of this Agreement, “Hazardous Materials” are substances defined as: “toxic substances,” “toxic materials,” “hazardous waste,” “hazardous substances,” “pollutants,” or “contaminants” as those terms are defined in the Resource, Conservation and Recovery Act of 1976, as amended (42 U.S.C. § 6901 et. seq.), the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et. seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. § 1801 et. seq.), the Toxic Substances Control Act of 1976, as amended (15 U.S.C. § 2601 et. seq.), the Clean Air Act, as amended (42 U.S.C. § 1251 et. seq.) and any other federal, state or local law, statute, ordinance, rule, regulation, code, order, approval, policy and authorization relating to health, safety or the environment; asbestos or asbestos-containing materials; lead or lead-containing materials; oils; petroleum-derived compounds; pesticides; or polychlorinated biphenyls. No part of the Property has been previously used by Seller, or to the knowledge of Seller, by any other person or entity, for the storage, manufacture or disposal of Hazardous Materials, except as may be disclosed in the Due Diligence Items and except as used in Seller’s normal course of business and the normal course of business of the tenants of the Property (such as cleaning products and typical medical materials). Except as set forth in the Due Diligence Items, to the knowledge of Seller, there are no underground storage tanks of any nature located on any of the Property. The Due Diligence Items are all the reports in Seller’s possession dealing with environmental matters relating to the Property.

7.1.8.	Unpaid Claims. There are no unpaid bills, claims, or liens in connection with any construction or repair of the Real Property except for those that will be paid in the ordinary course of business prior to Close of Escrow or which have been bonded over or the payment of which has otherwise been adequately provided for to the satisfaction of Buyer.

7.1.9.	Defects. To Seller’s knowledge, Seller has not experienced any material physical or mechanical defects in the buildings or any material settlement or earth movement affecting the Real Property during Seller’s period of ownership.

7.1.10.	Zoning. To Seller’s knowledge, the zoning of the Real Property permits the current building and use of the Real Property, and to Seller’s knowledge there is no pending, or contemplated, rezoning. To Seller’s knowledge, the Real Property complies with all applicable subdivision laws and all local ordinances enacted thereunder and no subdivision or parcel map not already obtained is required to transfer the Real Property to Buyer.

7.1.11.	Leases. To Seller’s knowledge, the information in the Rent Roll is true, correct, and complete. Seller has or will pursuant to Section 4 and Section 7.3 deliver to Buyer what Seller believes are true, accurate and complete copies of all of the Leases and there are no leases, subleases, licenses, occupancies or tenancies in effect pertaining to any portion of the Real Property, and no persons, tenants or entities occupy space in the Real Property, except as stated in the Rent Roll. There are no options or rights to renew, extend or terminate the Leases or expand any Lease premises, except as shown in the Rent Roll and the Leases. No brokerage commission or similar fee is due or unpaid by Seller with respect to any Lease, and there are no written or oral agreements that will obligate Buyer, as Seller’s assignee, to pay any such commission or fee under any Lease or extension, expansion or renewal thereof. The Leases and any guaranties thereof are in full force and effect, and are subject to no defenses, setoffs or counterclaims for the benefit of the Tenants thereunder. Neither Seller nor, to Seller’s knowledge, any Tenant is in default under its Lease. Seller is in full compliance with all of the landlord’s obligations under the Leases, and Seller has no obligation to any Tenant under the Leases to further improve such Tenant’s premises or to grant or allow any rent or other concessions except as stated in the Leases. No rent or other payments have been collected in advance for more than one (1) month and no rents or other deposits are held by Seller, except the security deposits described on the Rent Roll and rent for the current month. Except as stated in the Leases, each rental concession, rental abatement or other benefit granted to Tenants under the Leases will have been fully utilized prior to the Close of Escrow.

7.1.12.	Condemnation Proceedings. To Seller’s knowledge, there are no presently pending or contemplated proceedings to condemn the Real Property or any part of it.

7.1.13.	Utilities. To Seller’s knowledge, all water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by law or by the normal operation of the Real Property are connected to the Real Property and are adequate to service the Real Property in its present use and normal usage by the Tenants and occupants of the Real Property and are in good working order and repair.

7.1.14.	Permits. To Seller’s knowledge, Seller has all licenses, permits (including, without limitation, all building permits and occupancy permits), easements and rights-of-way which are required in order to continue the present use of the Real Property and ensure adequate vehicular and pedestrian ingress and egress to the Real Property.

7.1.15.	Contracts. Except for the Leases set forth on Exhibit B and the Contracts set forth on Exhibit D, to Seller’s knowledge, there are no agreements, written or oral, relating to the management, leasing, operation, maintenance and/or improvement of the Property or any portion thereof. Seller has not delivered or received any notice alleging any default in the performance or observance of any of the covenants, conditions or obligations to be kept, observed or performed under any of the Contracts. To Seller’s knowledge, Seller has delivered to Buyer a true, correct and complete copy of each of the Contracts (including all amendments thereto).

7.1.16.	Personal Property. Seller has good title to all the Personal Property and the execution and delivery to Buyer of the Assignment and Assumption Agreement shall vest good title to all of the Personal Property in Buyer, free and clear of liens, encumbrances and adverse claims.

7.1.17.	Operating Statements. To Seller’s knowledge, the operating statements for the Property furnished to Buyer in connection with or pursuant to this Agreement (a) are the only operating statements for the Property for the operating period to which they relate that have been prepared by or for Seller (b) accurately reflect the financial condition of the Real Property as of the date thereof and (c) do not fail to state any material liability, contingent or otherwise, or any other facts the omission of which would be misleading.

7.1.18.	Rights. Neither Seller nor, to Seller’s knowledge, any previous owner of the Real Property has, except by operation of law, sold, transferred, conveyed, or entered into any agreement regarding “air rights,” “excess floor area ratio,” or other rights or restrictions relating to the Real Property except as otherwise expressly set forth in the Title Policy for the Real Property.

7.1.19.	Due Diligence Items. To Seller’s knowledge, the Due Diligence Items provided to Buyers constitute all of the material documents, information, data, reports or written materials that are related to the Property in Seller’s possession or known to Seller and to Seller’s knowledge, do not contain any material inaccuracies; provided, however, that Buyer acknowledges that many Due Diligence Items provided were not prepared by Seller and relate to periods prior to Seller’s ownership of the Property. While Seller is not aware, without investigation, of any material inaccuracies in the same, such is being provided without representation and warranty except as otherwise set forth above.

7.1.20.	Mark Kennedy. Mark Kennedy is the President of National Healthcare Properties, Inc., a Colorado corporation. Mark Kennedy is the employee, officer, director, shareholder, member and/or representative of Seller with the greatest knowledge of the matters set forth in this Section 7.1. There are no other employees, officers, directors, shareholders, members or representatives of Seller who have any material information relating to the matters set forth in this Section 7.1 which are not known to Mark Kennedy.

7.2.	Survival.

As used herein, the term “Seller’s knowledge” shall mean the actual knowledge, without investigation, of Mark Kennedy and only of Mark Kennedy. The foregoing representations and warranties of Seller are made by Seller as of the date hereof and again as of Close of Escrow and shall survive the Close of Escrow and shall not be merged as of the date of the Close of Escrow hereunder; provided, however, that such survival shall expire on the earlier of (i) nine (9) months from the Closing Date, and (ii) December 31, 2008. Subject to the limitations in Section 13 below, to the greatest extent permissible by law, Seller shall reimburse, indemnify, defend and hold harmless Buyer from any and all causes of action, claims, demands, losses, liabilities, costs or expenses (including, without limitation, reasonable attorneys’ fees and expenses) arising as a result of any breach of a representation or warranty made in this Agreement by Seller  and/or from any transactions or occurrences relating to the Property prior to the Closing Date, other than  as a result of the acts of Buyer and/or any of Buyer’s employees, agents, representatives, contractors or invitees upon the Property. The terms of Seller’s indemnity set forth above with respect to the representations and warranties made herein shall survive following the Close of Escrow.

7.3.	Covenants of Seller. Seller hereby covenants from and after the Effective Date as follows:

7.3.1.	To cause to be in force fire and extended coverage insurance upon the Real Property, and public liability insurance with respect to damage or injury to persons or property occurring on the Real Property in at least such amounts, and with the same deductibles, as are maintained by Seller on the date hereof.

7.3.2.	To maintain any building constituting an improvement on the Real Property in the same physical condition as it was at the date of Buyer’s inspection, reasonable wear and tear excepted, and to perform all normal maintenance from and after the Effective Date in the same fashion as prior to the Effective Date.

7.3.3.	To not enter into any new lease with respect to the Real Property, without Buyer’s prior written consent. Exercise of a mandatory renewal option shall not be considered a new lease. To the extent specifically disclosed to and approved by Buyer in connection with any request for approval, any brokerage commission and the cost of Tenant improvements or other allowances payable with respect to a new Lease shall be prorated between Buyer and Seller in accordance with their respective periods of ownership as it bears to the primary term of the new Lease. Further, Seller will not modify or cancel any existing Lease covering space in the Real Property without first obtaining the written consent of Buyer. Buyer shall have five (5) business days following receipt of a request for any consent pursuant to this Section in which to approve or disapprove of any new Lease or any modification or cancellation of any existing Lease. Failure to respond in writing within said time period shall be deemed to be disapproval. Seller’s execution of a new lease or modification or cancellation of an existing Lease following Buyer’s reasonable refusal to consent thereto shall constitute a default hereunder. Before the expiration of the Due Diligence Period, Buyer may not unreasonably withhold its consent under this Section 7.3.3; after the expiration of the Due Diligence Period, Buyer shall have sole discretion in all such matters.

7.3.4.	To not sell, assign, or convey any right, title, or interest whatsoever in or to the Real Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge, or condition affecting the Real Property (other than the Permitted Exceptions).

7.3.5.	To not, without Buyer’s written approval, (a) amend or waive any right under any Contract, or (b) enter into any service, operating or maintenance agreement affecting the Real Property that would survive the Close of Escrow.

7.3.6.	To fully and timely comply with all obligations to be performed by it under the Leases and Contracts, and all Permits, licenses, approvals and laws, regulations and orders applicable to the Real Property.

7.3.7.	To provide Buyer with monthly rent rolls containing the same information in its Rent Roll delivered pursuant to Section 4.1.3.

7.3.8.	To provide Buyer with copies of (a) any default letters sent to or received from Tenants and, (b) any copies of correspondence received from a Tenant that it is discontinuing operations at the Property or seeking to re-negotiate its lease and (c) notices of bankruptcy filings received with respect to any Tenant.

7.3.9.	To use commercially reasonable efforts to obtain subordination, attornment and non-disturbance agreements and estoppel certificates from all tenants, on the form provided by the Buyer.

7.3.10.	To operate the Real Property from and after the date hereof in substantially the same manner as prior thereto.

7.3.11.	To deliver to Buyer copies of Tenant insurance certificates, prior to the Close of Escrow.

7.3.12.	To terminate the Terminated Contracts.

8. Buyer Representations and Warranties.

Buyer hereby represents and warrants to Seller as of the date hereof and as of the Close of Escrow by appropriate certificate that:

8.1.1.	Organization and Authorization. Buyer is a limited liability company duly organized and validly existing under the laws of the Commonwealth of Virginia. Buyer has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

8.1.2.	No Conflicting Agreements. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which Buyer is a party or otherwise bound.

9. Conditions Precedent to Close of Escrow.

9.1.	Conditions Precedent.

The obligations of Buyer to purchase the Property pursuant to this Agreement shall, at the option of Buyer, be subject to the following conditions precedent:

9.1.1.	All of the representations, warranties and agreements of Seller set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Close of Escrow, and Seller shall not have on or prior to the Close of Escrow, failed to meet, comply with or perform in any material respect any covenants or agreements on Seller’s part as required by the terms of this Agreement.

9.1.2.	There shall be no change in the matters reflected in the Title Documents, and there shall not exist any encumbrance or title defect affecting the Real Property not described in the Title Documents except for the Permitted Exceptions or matters to be satisfied at the Close of Escrow.

9.1.3.	On the Closing Date, the Title Insurance Company shall be unconditionally obligated and prepared, subject to the payment of the applicable title insurance premium and other related charges, to issue to Buyer the Title Policy.

9.1.4.	Unless Seller receives notice from Buyer at least thirty (30) days prior to the Close of Escrow, effective as of the Close of Escrow, any management agreement affecting the Real Property shall be terminated by Seller and any and all termination fees incurred as a result thereof shall be the sole obligation of Seller.

9.1.5.	No Major Tenant shall be in default under its Lease nor shall any Major Tenant have given notice that it is discontinuing operations at the Real Property nor shall a Major Tenant filed bankruptcy or sought any similar debtor protective measure or be the subject of an involuntary bankruptcy.

9.1.6.	Seller shall obtain and deliver to Buyer, no later than ten (10) days prior to Close of Escrow, (a) estoppel certificates from all of the tenants, (b) subordination, nondisturbance and attornment agreements (“SNDAs”) from the following tenants: NW Diagnostic Clinic, North Houston Gastro and Southeast Texas Oncology (each, a “Major Tenant”), and (c) estoppel certificates from all parties to or owners of property subject to any reciprocal construction, easement, operating or similar agreement affecting the Property and from the declarant, architectural committee and/or association, as applicable, under any declaration of covenants, conditions or restrictions affecting the Property, in all cases (other than the association, which uses its own form) on forms provided by (or otherwise approved by) Buyer dated no earlier than thirty (30) days prior to the Close of Escrow. The matters certified in the estoppel certificates and any modifications to the SNDA forms shall be subject to Buyer’s reasonable approval. Buyer shall notify Seller within three (3) days before the Close of Escrow of Buyer’s approval or disapproval and the basis of such disapproval, if disapproved. If Buyer disapproves of any estoppel certificate or SNDA, and Seller is unable to deliver, in Buyer’s good faith business judgment, a reasonably acceptable estoppel certificate or SNDA (as the case may be) prior to the Close of Escrow, the Buyer shall have the right to terminate this Agreement and to obtain a refund of the Deposit without any further action required by any party, and neither party shall have any further obligation to the other, and the same shall not constitute a default of Seller, provided Buyer shall have the right to terminate this Agreement and receive a refund of the Deposit in accordance with Section 9.2 below.

9.1.7.	All Non-Cash Security Deposits, if any, must be reissued in Buyer’s name as of the Close of Escrow or else a cash escrow equal to all Non-Cash Security Deposits must be established at the Close of Escrow until all Non-Cash Security Deposits are reissued in Buyer’s name. Prior to such time as all Non-Cash Security Deposits are reissued, Buyer shall be entitled to draw from such cash escrow in the event the terms of the relevant lease entitle the Buyer, as landlord, to draw on the Non-Cash Security Deposits. The provisions of this section shall survive the Close of Escrow.

9.1.8.	There shall be no change in the zoning classification or the zoning ordinances or regulations affecting the Property from that existing as of the conclusion of the Due Diligence Period.

9.1.9.	Except as disclosed in the Due Diligence Items, on the Closing Date, no action or proceeding shall have been instituted or be threatened before any court or governmental authority (A) that relates to the Property and affects the Property after the Close of Escrow or (B) that seeks to restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated herein, unless Seller has demonstrated, to Buyer’s reasonable satisfaction, that any costs and liabilities to be incurred in connection with such matters are fully covered by Seller’s insurance.

9.1.10.	As of the Closing Date, Seller shall not have commenced (within the meaning of any Bankruptcy Law) a voluntary case, nor shall there have been commenced against Seller an involuntary case, nor shall Seller have consented to the appointment of a Custodian of it or for all or any substantial part of its property, nor shall a court of competent jurisdiction have entered an order or decree under any Bankruptcy Law that is for relief against Seller in an involuntary case or appoints a Custodian of Seller for all or any substantial part of its property. The term “Bankruptcy Law” means Title 11, U.S. Code, or any similar state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

9.2.	Effect of Failure.

If Buyer notifies Seller of a failure to satisfy the conditions precedent set forth in this Section 9, Seller may, within five (5) days after receipt of Buyer’s notice, agree to satisfy the condition by written notice to Buyer, and Buyer shall thereupon be obligated to close the transaction provided (a) Seller so satisfies such condition and (b) no such right to cure shall extend the Close of Escrow. If Seller fails to agree to cure or fails to cure such condition by the Close of Escrow, this Agreement shall be automatically terminated, the Deposit shall be returned to Buyer without any further action required from either party and neither party shall have any continuing obligations hereunder; provided, however, if such failure constitutes a breach or default of its covenants, representations or warranties Seller shall remain liable for such breach or default as otherwise set forth in this Agreement.

10. Damage or Destruction Prior to Close of Escrow.

In the event that the Real Property should be damaged and/or destroyed by fire or any other casualty prior to Close of Escrow, then Seller shall promptly provide Buyer with written notice of such casualty. If the cost of repairing such damage, as estimated by an architect or contractor retained pursuant to the mutual agreement of the parties (the “Cost of Repairs”), is (a) less than One Hundred Thousand Dollars ($100,000), the Close of Escrow shall proceed as scheduled and any insurance proceeds, plus the cash amount of any associated deductible, shall be paid over to Buyer; or (b) greater than Three Hundred Fifty Thousand Dollars ($350,000), then Buyer may in its discretion either (i) elect to terminate this Agreement, in which case the Deposit shall be returned to Buyer without any further action required from either party, Buyer and Seller shall each be liable for one-half of any escrow fees or charges and neither party shall have any further obligation to the other or (ii) proceed to Close of Escrow in which event any insurance proceeds, plus the cash amount of any associated deductible, shall be paid over to Buyer. In the event that the casualty is uninsured, the Buyer may terminate this Agreement unless the Buyer receives a credit against the Purchase Price equal to the Cost of Repairs. The foregoing notwithstanding, in the event any casualty results in the cancellation of, or rental abatement under, any Lease, Buyer shall have the option to terminate this Agreement without regard to the cost of repairs. Any notice required to terminate this Agreement pursuant to this Section shall be delivered no later than thirty (30) days following Buyer’s receipt of Seller’s notice of such casualty.

11. Eminent Domain.

If, before the Close of Escrow, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Real Property which, as reasonably determined by Buyer, would render the Real Property unacceptable to Buyer or unsuitable for Buyer’s intended use, Buyer shall have the right, by giving written notice to Seller within thirty (30) days after Seller gives notice of the commencement of such proceedings to Buyer, to terminate this Agreement, in which event this Agreement shall automatically terminate, the Deposit shall be returned to Buyer without any further action required from either party, Buyer and Seller shall each be liable for one-half of any escrow fees or charges and neither party shall have any continuing obligations hereunder. If, before the Close of Escrow, proceedings are commenced for the taking by exercise of the power of eminent domain of less than a material part of the Real Property, or if Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, on the Close of Escrow, the condemnation award (or, if not theretofore received, the right to receive such portion of the award) payable on account of the taking shall be assigned, or paid to, Buyer. Seller shall give written notice to Buyer within three (3) business days after Seller’s receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Real Property. The foregoing notwithstanding, in the event the taking results in the cancellation of, or rent abatement under, any Lease, Buyer shall have the option to terminate this Agreement.

12. Notices.

All notices, demands, or other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section. All notices shall be in writing and delivered to the person to whom the notice is directed, either (a) in person, (b) by United States Mail, as a registered or certified item, return receipt requested, (c) by facsimile transmission (with confirmation by a nationally recognized overnight delivery service), or (d) by a nationally recognized overnight delivery service. Notices transmitted to the then designated facsimile number of the party intended shall be deemed received upon electronic verification of receipt by the sending machine, notices sent by a nationally recognized overnight delivery service shall be deemed received on the next business day and notices delivered by certified or registered mail shall be deemed delivered three (3) days following posting. Notices shall be given to the following addresses:

Seller:	National Healthcare Properties, Inc.
4885 Riverbed Drive, Suite D
Boulder, CO 80303
Attn: Mark Kennedy
(720) 352-4433
mark@healthproperties.net
With Required Copy to:	Leggett & Clemons, PLLC
2745 North Dallas Parkway, Suite 310
Plano, Texas 75093
Attn: Whitney Bowling
(214) 473-8686
(866) 838-4574
wbowling@leggettandclemons.com
Buyer:	Grubb & Ellis Realty Investors, LLC
1551 N. Tustin Avenue, Suite 200
Santa Ana, CA 92705
Attn: Danny Prosky, Vice President – Acquisitions and
Mathieu Streiff, Esq.
(714) 667-8252
(714) 667-6816 Fax
With Required Copy to:	Cox, Castle & Nicholson LLP
2049 Century Park East, Suite 2800
Los Angeles, CA 90067
Attn: David P. Lari, Esq.
(310) 284-2292
(310) 277-7889 Fax

13. Remedies.

13.1.	Defaults by Seller. IF SELLER DEFAULTS IN PERFORMING ANY MATERIAL COVENANTS OR AGREEMENTS TO BE PERFORMED BY SELLER UNDER THIS AGREEMENT OR IF SELLER BREACHES ANY MATERIAL REPRESENTATIONS OR WARRANTIES MADE BY SELLER IN THIS AGREEMENT, FOLLOWING NOTICE TO SELLER AND SEVEN (7) DAYS THEREAFTER DURING WHICH PERIOD SELLER MAY CURE THE DEFAULT, BUYER MAY, IN ITS SOLE AND ABSOLUTE DISCRETION, (I) TERMINATE THIS AGREEMENT AND RECEIVE A RETURN OF ALL EARNEST MONEY, OR (II) BRING AN ACTION FOR SPECIFIC PERFORMANCE. IN THE BUYER TERMINATES THIS AGREEMENT IN ACCORDANCE WITH THE PRECEDING SENTENCE, BUYER SHALL HAVE THE RIGHT TO RECOVER ALL ACTUAL OUT-OF-POCKET DAMAGES CAUSED BY SELLER’S BREACH OR DEFAULT; PROVIDED, HOWEVER, THAT SELLER’S LIABILITY TO BUYER HEREUNDER SHALL NOT EXCEED ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00).

13.2.	Defaults by Buyer. IN THE EVENT THE SALE OF THE PROPERTY IS NOT CONSUMMATED BECAUSE OF A MATERIAL DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER, OR IF BUYER DEFAULTS IN PERFORMING ANY MATERIAL COVENANTS OR AGREEMENTS TO BE PERFORMED BY BUYER UNDER THIS AGREEMENT OR BUYER BREACHES ANY MATERIAL REPRESENTATION OR WARRANTY MADE BY BUYER IN THIS AGREEMENT, FOLLOWING NOTICE TO BUYER AND SEVEN (7) DAYS, DURING WHICH PERIOD BUYER MAY CURE THE DEFAULT, SELLER MAY DECLARE THIS AGREEMENT TERMINATED, IN WHICH CASE, THE DEPOSIT SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT THE SALE OF THE PROPERTY IS NOT CONSUMMATED SOLELY BECAUSE OF A DEFAULT BY BUYER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER, AT LAW OR IN EQUITY, IN THE EVENT THE SALE OF THE PROPERTY IS NOT CONSUMMATED SOLELY BECAUSE OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER AND EACH PARTY SHALL THEREUPON BE RELIEVED OF ALL FURTHER OBLIGATIONS AND LIABILITIES, EXCEPT ANY WHICH SURVIVE TERMINATION. THE FOREGOING NOTWITHSTANDING, NO RIGHT TO CURE SHALL EXTEND THE CLOSE OF ESCROW.

INITIALS: Seller /s/ JM Buyer /s/ JH

14. Assignment.

Seller shall not assign any of its right, title or interest in or to this Agreement. Buyer may assign any or all of its rights and obligations under this Agreement to any one or more persons or entities upon notice to Seller; provided however, that absent the express written agreement of Seller, no such assignment shall release Buyer from its liabilities hereunder, and such assignment shall be to a party related to or affiliated with Buyer. Notwithstanding the foregoing, Seller acknowledges that it has been advised that Buyer may assign this Agreement to a publicly registered company or the subsidiary of a publicly registered company that is managed by, sponsored by or under common control with Buyer or Buyer’s principals and that in such event the assignee will be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for the Property. To assist the assignee in preparing the SEC Filings, the Seller agrees to provide the assignee with the following: (i) access to bank statements for the Audited Year and Stub Period; (ii) rent roll as of the end of the Audited Year and Stub Period; (iii) operating statements for the Audited Year and Stub Period; (iv) access to the general ledger for the Audited Year and Stub Period; (v) cash receipts schedule for each month in the Audited Year and Stub Period; (vi) access to invoices for expenses and capital improvements in the Audited Year and Stub Period; (vii) accounts payable ledger and accrued expense reconciliations in the Audited Year and Stub Period; (viii) check register for the three (3) months following the Audited Year and Stub Period; (ix) the Lease and five (5) year lease schedules, to the extent applicable; (x) copies of all insurance documentation for the Audited Year and Stub Period; (xi) copies of accounts receivable aging as of the end of the Audited Year and Stub Period along with an explanation for all accounts over thirty (30) days past due as of the end of the Audited Year and Stub Period; and (xii) a signed representation letter in the form attached hereto as Exhibit G. Notwithstanding the above, Seller shall incur no cost or expense in compliance with this Section. The provisions of the foregoing two (2) sentences shall survive the Closing.

15. Interpretation and Applicable Law.

This Agreement shall be construed and interpreted in accordance with the laws of the State where the Real Property is located. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms “successors and assigns” shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

16. Amendment.

This Agreement may not be modified or amended, except by an agreement in writing signed by the parties. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

17. Attorneys’ Fees.

In the event it becomes necessary for either party to file a suit to enforce this Agreement or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys’ fees and costs of court incurred in such suit.

18. Entire Agreement; Survival.

This Agreement (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Agreement shall be binding upon the parties hereto nor shall affect or be effective to interpret, change, or restrict the provisions of this Agreement. The obligations of the parties hereunder and all other provisions of this Agreement shall survive the Close of Escrow or earlier termination of this Agreement, except as expressly limited herein.

19. Counterparts.

This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute the entire agreement of the parties.

20. Time is of the Essence; Calculation of Time Periods.

Time is of the essence in this Agreement as to each provision in which time is an element of performance. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, except that if such last day falls upon a Saturday, Sunday, or legal holiday under the Federal law or laws of the States of Texas or California, then such period shall run until the end of the next day that is neither a Saturday, Sunday, or legal holiday under Federal law or the laws of the States of Texas and California. The last day of any period of time described herein shall be deemed to end at 11:59 p.m. Los Angeles, California time.

21. Real Estate Commission.

Seller and Buyer each represent and warrant to the other that neither Seller nor Buyer has contacted or entered into any agreement with any real estate broker, agent, finder or any other party in connection with this transaction, and that neither party has taken any action which would result in any real estate broker’s, finder’s or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby , except that Seller has contracted with Chris Hansen from Newmark Knight Frank as its broker and Seller shall be solely responsible for paying the commission to said broker from the Purchase Price, but only if, the Close of Escrow occurs pursuant to this Agreement. Such commission shall be payable upon the Close of Escrow from the proceeds of the Purchase Price deposited by Buyer. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) resulting to the other party by reason of a breach of the representation and warranty made by such party in this Section.

22. Severability.

If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

23. Further Assurances.

Each party will, whenever and as often as it shall be requested to do so by the other party, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any and all such further conveyances, assignments, approvals, consents and any and all other documents and do any and all other acts as may be necessary to carry out the intent and purpose of this Agreement.

24. Exclusivity.

Until the earlier of (i) March 31, 2008, and (ii) the date that this Agreement is terminated, Seller shall not enter into any contract, or enter into or continue any negotiations, to sell the Property to any person or entity other than Buyer; provided, however, in the event the Close of Escrow does not occur on or before March 31, 2008 as a result of a default by Seller, such period shall be extended on a day-by-day basis until Seller cures such default.

25.	Exhibits. The following exhibits are attached hereto and incorporated herein by this reference:

Exhibit A.	Legal Description of the Land

Exhibit B.	Leases

Exhibit C.	Security Deposits

Exhibit D.	Contracts

Exhibit E.	Assignment and Assumption Agreement

Exhibit F.	Deed

Exhibit G.	Audit Letter

THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR AGREEMENT FOR PURCHASE
AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS

SELLER:

NHP CYPRESS STATION PARTNERSHIP, LP,
a Texas limited partnership

By:	NHP Cypress Station, LLC,
a Delaware limited liability company
	By:	National Healthcare Properties, Inc.,

a Colorado corporation

/s/ John McCulloch
John H. McCulloch, Chief Executive Officer

BUYER:

GRUBB & ELLIS REALTY INVESTORS, LLC,

a Virginia limited liability company

By: /s/ Jeff Hanson
Name: Jeff Hanson
Title: Chief Investment Officer

ESCROW HOLDER:

The undersigned Escrow Holder accepts the foregoing Agreement for Purchase and Sale of Real Property and Escrow Instructions and agrees to act as Escrow Agent under this Agreement in strict accordance with its terms.

LAND AMERICA TITLE COMPANY

By: /s/ Lois McCauley
Name: Lois McCauley
Title: Escrow Officer